Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-8 of our report dated March 20, 2008, relating to the consolidated financial statements of StockerYale, Inc. as of and for the years ended December 31, 2007 and 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt with respect to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of StockerYale, Inc. for the year ended December 31, 2007.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

May 27, 2008